ARRAKIS, INC.
3040 S. Vallejo St.
Englewood, CO 80110

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion or incorporation by reference by Searchlight Minerals Corp. in the Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the United States Securities and Exchange Commission (the “10-K”), and the Registration Statements on Form S-8 (Nos. 333-106624 and 333-85984) and Form S-3 (Nos. 333-163502 and 333-132929), of our findings included in our reports relating to chain of custody surface and bulk sample metallurgical analyses on the Searchlight Gold Project and Clarkdale Slag Project (the “Reports”).  We concur with the discussion and summary of our Reports as they appear in the 10-K and consent to our being named as an expert therein and in such Registration Statements.

ARRAKIS, INC.

By:	/s/ James R. Murray
James R. Murray
President

Dated: March 11, 2010